UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 13, 2016

BASSETT FURNITURE INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

VIRGINIA	0-209	54-0135270
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3525 FAIRYSTONE PARK HIGHWAY BASSETT, VIRGINIA	24055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 276/629-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) Director Election

On July 13, 2016, the Board elected John R. Belk as a director. Mr. Belk was elected to serve until the 2017 Annual Meeting of Stockholders and thereafter if re-elected until his successor is duly elected and qualified. Mr. Belk was elected upon the recommendation of the Organization, Compensation and Nominating Committee of the Board.  The Board has not made a determination as to a Board committee on which Mr. Belk will serve. Mr. Belk will receive compensation for his Board service as a non-employee director consistent with the Company’s director compensation program as described in the Company’s most recent proxy statement, and the Board has determined that Mr. Belk is an independent outside director. Mr. Belk served as President and Chief Operating Officer of Belk, Inc. from May 2004 to January 2016 and also served as a director of Belk, Inc., from 1998 to 2015. Mr. Belk is a director of Belk/Sycamore, and is the Vice Chair of The Belk Foundation. From 1997 to 2014, Mr. Belk was a director of Harris Teeter Supermarkets, Inc. (formerly Ruddick Corporation). From 2004 to 2007, Mr. Belk was a director of Bank of America, and was a director of Alltel Corporation from 1996 to 2007.

Item 8.01	Other Events

On July 14, 2016 Bassett Furniture Industries issued a news release relating to the declaration of a regular quarterly dividend of $0.10 per share on outstanding common stock payable on August 26, 2016, to shareholders of record at the close of business August 12, 2016. This represents an 11% increase over the previous quarterly dividend. A copy of the news release with this information is attached to the report as Exhibit 99.

Item 9.01	Financial Statements and Exhibits

Exhibit 99            News release issued by Bassett Furniture Industries, Inc. on July 14, 2016

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Date: July 14, 2014	By:	/s/ J. Michael Daniel
J. Michael Daniel
	Title:	Senior President - Chief Financial Officer